Exhibit 99.1

Press Release April 28, 2011
Holly Energy Partners, L.P. Reports First Quarter Results
Dallas, Texas — Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE-HEP) today reported financial results for the first quarter of 2011. For the quarter, distributable cash flow was $20.8 million, up $0.6 million, or 3% compared to first quarter of 2010. Based on these results, HEP announced its 26th consecutive distribution increase on April 27, 2011, raising the quarterly distribution from $0.845 to $0.855, representing a 5% increase over the distribution for the first quarter of 2010.
For the quarter, net income was $15.2 million ($0.53 per basic and diluted limited partner unit) compared to $10.7 million ($0.36 per basic and diluted limited partner unit) for the first quarter of 2010. The increase in overall earnings is due principally to contributions from our March 2010 asset acquisitions and an increase in deferred revenue realized.
Commenting on the first quarter of 2011, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “For the quarter, increased distributable cash flow over the same period of 2010 allowed us to declare our 27th consecutive distribution increase. EBITDA was $31.6 million, an increase of $6 million or 24% over last year’s first quarter. Although these results were up on a year-over-year basis, our financial results were adversely affected by downtime at Holly’s Navajo refinery during the quarter. As previously announced, the Navajo refinery experienced a plant-wide power outage in late January, and inclement weather delayed the process of restoring production to planned operating levels during the month of February.”
“The interconnect pipeline project at Holly’s Tulsa refinery is expected to be completed in the summer and we are finalizing terms to provide throughput services under a long-term service agreement with Holly. In addition, Holly expects the UNEV Pipeline to be mechanically complete later in the summer. Looking forward, we will continue to explore other internal projects and potential acquisitions to provide further growth in our distributable cash flow, asset base and geographic footprint — including potential drop-down opportunities that are expected to result from Holly’s announced merger with Frontier Oil,” Clifton said.
First Quarter 2011 Revenue Highlights
Revenues for the quarter were $45 million, a $4.3 million increase compared to the first quarter of 2010. This was due to revenues attributable to our March 2010 asset acquisitions and a $1.1 million increase in previously deferred revenue realized. Overall pipeline shipments were down slightly from the first quarter of 2010, reflecting an 8% decrease in affiliate pipeline shipments that was for the most part offset by an increase in third-party pipeline shipments.
Related-party pipeline and throughput volumes were down during the current year first quarter as a result of downtime at Holly’s Navajo refinery following the plant-wide power outage in late January and subsequent delay in restoring production to planned levels during February. Production levels at the Navajo refinery were down also during the first quarter of 2010 as a result of planned project work.
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Revenues from our refined product pipelines were $19 million, an increase of $2.1 million including a $1.7 million increase in previously deferred revenue realized. Shipments averaged 125.7 thousand barrels per day (“mbpd”) compared to 124.2 mbpd for the first quarter of 2010.

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Revenues from our intermediate pipelines were $4.6 million, a decrease of $1.2 million including a $0.6 million decrease in previously deferred revenue realized. Shipments averaged 68.6 mbpd compared to 79.1 mbpd for the first quarter of 2010.

•	Revenues from our crude pipelines were $9.3 million, a decrease of $0.1 million, on shipments averaging 136.3 mbpd compared to 134.9 mbpd for the first quarter of 2010.
•
Revenues from terminal, tankage and loading rack fees were $12.1 million, an increase of $3.4 million compared to the first quarter of 2010, reflecting revenues attributable to our Tulsa storage and rack facilities acquired from Holly in March 2010.

Revenues for the three months ended March 31, 2011 include the recognition of $3.6 million of prior shortfalls billed to shippers in 2010, as they did not meet their minimum volume commitments in any of the subsequent four quarters. As of March 31, 2011, deferred revenue in our consolidated balance sheet was $9.3 million. Such deferred revenue will be recognized in earnings either as payment for shipments in excess of guaranteed levels or when shipping rights expire unused over the next four quarters.
Cost and Expense Highlights
Operating costs and expenses were $21.8 million for the three months ended March 31, 2011, representing a decrease of $1 million compared to the same period of 2010. Operating costs for the first quarter of 2010 include higher professional fees and costs due to our March 2010 asset acquisitions from Holly.
Additionally, interest expense was $8.5 million for the three months ended March 31, 2011, representing an increase of $1 million compared to the same period of 2010. This increase reflects interest on our 8.25% senior notes issued in March 2010.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: http://www.videonewswire.com/event.asp?id=78729.
An audio archive of this webcast will be available using the above noted link through May 11, 2011.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including Holly Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
Holly Corporation operates through its subsidiaries a 100,000 barrels-per-stream-day (“bpsd”) refinery located in Artesia, New Mexico, a 31,000 bpsd refinery in Woods Cross, Utah and a 125,000 bpsd refinery in Tulsa, Oklahoma. A Holly Corporation subsidiary owns a 34% interest (including the general partner interest) in the Partnership.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:
•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled in our terminals;

•	the economic viability of Holly Corporation, Alon USA, Inc. and our other customers;
•	the demand for refined petroleum products in markets we serve;
•	our ability to successfully purchase and integrate additional operations in the future;
•	our ability to complete previously announced or contemplated acquisitions;
•	the availability and cost of additional debt and equity financing;
•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;
•	the effects of current and future government regulations and policies;
•	our operational efficiency in carrying out routine operations and capital construction projects;
•	the possibility of terrorist attacks and the consequences of any such attacks;
•	general economic conditions; and
•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2011 and 2010.

	Three Months Ended		Change
	March 31,		from
	2011	2010	2010
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$9,858	$11,480	$(1,622)
Affiliates — intermediate pipelines	4,633	5,792	(1,159)
Affiliates — crude pipelines	9,321	9,405	(84)

	23,812	26,677	(2,865)
Third parties — refined product pipelines	9,155	5,404	3,751

	32,967	32,081	886
Terminals and loading racks:
Affiliates	10,295	6,920	3,375
Third parties	1,755	1,695	60

	12,050	8,615	3,435

Total revenues	45,017	40,696	4,321

Operating costs and expenses
Operations	12,796	13,060	(264)
Depreciation and amortization	7,640	7,210	430
General and administrative	1,363	2,563	(1,200)

	21,799	22,833	(1,034)

Operating income	23,218	17,863	5,355
Equity in earnings of SLC Pipeline	740	481	259
Interest income	—	3	(3)
Interest expense, including amortization	(8,549)	(7,544)	(1,005)
Other	(12)	(7)	(5)

	(7,821)	(7,067)	(754)

Income before income taxes	15,397	10,796	4,601
State income tax	(228)	(94)	(134)

Net income	15,169	10,702	4,467
Less general partner interest in net income, including incentive distributions (1)	3,562	2,646	916

Limited partners’ interest in net income	$11,607	$8,056	$3,551

Limited partners’ earnings per unit — basic and diluted	$0.53	$0.36	$0.17

Weighted average limited partners’ units outstanding	22,079	22,079	—

EBITDA (2)	$31,586	$25,547	$6,039

Distributable cash flow (3)	$20,772	$20,159	$613

Volumes (bpd)
Pipelines:
Affiliates — refined product pipelines	77,218	93,382	(16,164)
Affiliates — intermediate pipelines	68,617	79,118	(10,501)
Affiliates — crude pipelines	136,257	134,889	1,368

	282,092	307,389	(25,297)
Third parties — refined product pipelines	48,528	30,835	17,693

	330,620	338,224	(7,604)
Terminals and loading racks:
Affiliates	157,932	163,796	(5,864)
Third parties	40,356	34,843	5,513

	198,288	198,639	(351)

Total for pipelines and terminal assets (bpd)	528,908	536,863	(7,955)

(1)
Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. For the three months ended March 31, 2011 and 2010, general partner incentive distributions were $3.3 million and $2.5 million, respectively. Net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in net income.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)

Net income	$15,169	$10,702

Add (subtract):
Interest expense	8,259	5,886
Amortization of discount and deferred debt issuance costs	290	194
Increase in interest expense — change in fair value of interest rate swaps and swap settlement costs	—	1,464
Interest income	—	(3)
State income tax	228	94
Depreciation and amortization	7,640	7,210

EBITDA	$31,586	$25,547

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of equity in excess cash flows over earnings of SLC Pipeline and maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It also is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Net income	$15,169	$10,702

Add (subtract):
Depreciation and amortization	7,640	7,210
Amortization of discount and deferred debt issuance costs	290	194
Increase in interest expense — change in fair value of interest rate swaps and swap settlement costs	—	1,464
Equity in excess cash flows over earnings of SLC Pipeline	6	178
Increase (decrease) in deferred revenue	(1,104)	1,108
Maintenance capital expenditures*	(1,229)	(697)

Distributable cash flow	$20,772	$20,159

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	March 31,	December 31,
	2011	2010
Balance Sheet Data	(In thousands)

Cash and cash equivalents	$1,502	$403
Working capital	$1,507	$(7,758)
Total assets	$652,150	$643,273
Long-term debt	$514,733	$491,648
Partners’ equity (4)	$103,890	$109,372

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income. Additionally, if the assets contributed and acquired from Holly while we were a consolidated variable interest entity of Holly had been acquired from third parties, our acquisition cost in excess of Holly’s basis in the transferred assets of $218 million would have been recorded as increases to our properties and equipment and intangible assets instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:
Bruce R. Shaw, Senior Vice President and
Chief Financial Officer
M. Neale Hickerson, Vice President,
Investor Relations
Holly Energy Partners, L.P.
214/871-3555